Exhibit 10.1

Crude Oil Transportation Agreement

Between

CENIT TRANSPORTE AND LOGÍSTICA DE HIDROCARBUROS S.A.S.

and

GRAN TIERRA ENERGY COLOMBIA LTD

Bogotá, D.C., December 1st of 2014

General Information

Date of Execution	Bogotá, December 1st of 2014

Contract No.	DC - Crude Oil Transportation Agreement – 001– 2014

SENDER	GRAN TIERRA ENERGY COLOMBIA LTD
N.I.T	860.516.431-7

Transporter	Cenit Transporte and Logística de Hidrocarburos S.A.S.
N.I.T	900.531.210-3

Economic Conditions

Fee	3.3244 USD / Barrel
Monetary Condition	Not Applicable

Sender’s Contracted Capacity

Crude Oil	10,000 BPDC
Capacity modality	Subject to the existence of Excess Capacity
Payment Modality	Ship and Pay
Term of Provision of the Service	Twelve (12) months

Existing Route – Entry and Exit Points

Type of Point	Point Description
Existing Route	Orito - Tumaco
Point of Entry	Orito: Main tanks’ entry valve
Exit Point	Tumaco: Main tanks’ entry valve

TABLE OF CONTENTS

Clause 1.	Definitions and Interpretation	7

Clause 2.	Purpose	8

Clause 3.	Service	8

Section 3.01	– Description of the Service:	8
Section 3.02	– Nominations of the Sender	8
Section 3.03	– Delivery and Withdrawal of the Crude Oil	8
Section 3.04	– Custody of the Crude Oil	9
Section 3.05	– Sender’s Contracted Capacity	10
Section 3.06	– Disposal of the Not - Utilized Capacity	10
Section 3.07	– Quality Specifications’ Adjustments	10

Clause 4.	Term for the Provision of the Service and Extensions	11

Section 4.01	– Term for the Provision of the Service:	11
Section 4.02	– Term Extension:	11

Clause 5.	Price and Terms of payment of the Service	12

Section 5.01	– Amount of the Agreement	12
Section 5.02	– Modality of Payment of the Service	12
Section 5.03	– Fee	12
Section 5.04	– Payment and Invoicing	12
Section 5.05	– Transportation Tax	13
Section 5.06	– Adjustments of the Invoicing for Service	14
Section 5.07	Objections	14
Section 5.08	– Common Invoicing Issues	15

Clause 6.	Guarantee	16

Section 6.01	– Amount and Term of the Guarantee	16
Section 6.02	– Enforceability of the Guarantee	16
Section 6.03	– Term of the Guarantee and Renewals	17
Section 6.04	– Conditions of the Guarantee	17

Clause 7.	Representations of the Parties	17

Section 7.01	– Representations of the Sender	17
Section 7.02	– Representations of Cenit	18

Clause 8.	Responsibility	19

Clause 9.	Licenses, Permits and Authorizations	20

Clause 10.	Exclusion of Labor Relationship	20

Clause 11.	Indemnities	21

Clause 12.	Suspension of Service	23

Section 12.01	– Suspension attributable to the Sender	23

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Section 12.02	– Suspension due to Justified Events	23

Clause 13.	Direct Payment with Crude Oil owned by the Sender	24

Clause 14.	Corporate Governance Code and Money Laundering Policies	24

Clause 15.	Transparency Commitment	24

Clause 16.	Validity	25

Section 16.01	– Term	25
Section 16.02	– Early Termination by Cenit	25
Section 16.03	– Early Termination by the Sender	26

Clause 17.	Liquidation	26

Clause 18.	Assignment of the Contractual Position	27

Section 18.01	– Assignment by the Sender of the Contractual Position	27
Section 18.02	– Assignment by Cenit	28

Clause 19.	Confidentiality	28

Clause 20.	Default	29

Clause 21.	Notifications	29

Section 21.01	– Requirements	29
Section 21.02	– Effects of the Notifications	29
Section 21.03	– Change of the Address for the Service of Notices	29
Section 21.04	– Address for the Service of Notices	29

Clause 22.	Law Applicable	30

Clause 23.	Resolution of Controversies	30

Clause 24.	Integrity of the Agreement and Amendments	30

Section 24.01	– Integrity of the Agreement	30
Section 24.02	– Amendments	31

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TABLE OF ANNEXES

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Crude Oil Transportation Agreement Ship and Pay

CRUDE OIL TRANSPORTATION AGREEMENT

This Crude Oil Transportation Agreement is entered into today, the 1st of December of 2014 (the “Execution Date”):

(1)	CENIT TRANSPORTE AND LOGÍSTICA DE HIDROCARBUROS S.A.S., a Colombian simplified shares’ commercial company, domiciled in the city of Bogotá, incorporated by private document of the 15th of June of 2012 and registered in the commercial record on the same date, with commercial registration number No. 02224959 (hereinafter, “Cenit” or the “Transporter”), legally represented by Eugenio Gómez Hoyos, identified as it appears next to his signature acting in his capacity as General Attorney, according to the power of attorney granted by public deed No. 1910 of the 3rd of July of 2013 of Notary 51 of the city of Bogotá representative duly empowered to enter into this act; and

(2)	GRAN TIERRA ENERGY COLOMBIA LTD a company organized and existing according to the laws of Utah, United States of America, acting through its Colombian branch office established with its main place of business in the city of Bogotá established by Public Deed number 5323 of the 25th of October of 1983 before the 7th Notary of the City of Bogotá, with commercial registration No. 00841851 (hereinafter, the “SENDER”) jointly represented for the execution of this Agreement by Adrian Coral and Alejandra Escobar Herrera, identified as it appears next to their signatures, authorized for such purposes according to the certificate of existence and incumbency issued by the Chamber of Commerce of Bogotá (collectively with Cenit, the “Parties” and, each one of them, a “Party” or the “Party”).

The Parties have agreed to enter into this Agreement which will be governed by the terms and conditions stipulated in the clauses set forth below, after the following

RECITALS:

1.	Whereas, Cenit is the owner of the Private - Use Pipeline called Orito – Tumaco (OTA) (hereinafter, the “Pipeline”).

2.	Whereas, the SENDER requires the transportation service for Crude Oil Owned by the SENDER through the Pipeline, which meets the Quality Specifications demanded by Cenit in Annex D to this Agreement.

3.	Whereas, Cenit agrees to provide the transportation service in the terms and conditions established in this Agreement and the SENDER expressly accepts that said service will be provided under the “Ship and Pay” modality, and provided according to the provisions of the Transporter’s Manual, applicable to this Agreement.

4.	CENIT’S Transporter’s Manual, CENIT’S Compliance Manual, CENIT’S Corporate Governance Manual, as well as CENIT’S Ethics Code, which are published in the following website www.cenit-transporte.com as well as in CENIT’S Transporter Bulletin, apply to this Agreement. Cenit´s Transporter´s Manual can only be modified by Cenit in strict compliance with the applicable laws.

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Crude Oil Transportation Agreement Ship and Pay

Based on the foregoing considerations, the Parties have agreed to enter into this Agreement, which will be governed by the following:

CLAUSES

Clause 1.	Definitions and Interpretation

(a)	Unless otherwise established, the capitalized terms in this Agreement shall have the meaning given to them in Annex A hereto. Likewise, the terms defined in the Transporter’s Manual Applicable to this Agreement. In the event of conflict between the Definitions contained in Annex A of this Agreement and those set forth in the Transporter’s Manual, those established in Annex A shall prevail.

(b)	The headings of the Clauses and of the Sections of this Agreement are included exclusively for reference and for simple convenience purposes, but do not limit, define or describe in any way the scope and the intention of the contents of each one of the respective Clauses or Sections.

(c)	A reference to a “Clause”, “Section” or “Annex” is a reference to a clause, section or annex of this Agreement, unless expressly stated otherwise.

(d)	The words employed in this Agreement in singular include the plural and the plural includes the singular. In a similar manner, a reference to a gender includes the references to the other gender.

(e)	When the words “include” or “including” are utilized in this Agreement, it shall be construed that the respective lists are declarative and not exclusive.

(f)	All the references to this Agreement mean this Agreement, including all the annexes thereof. The words “in this”, “of this”, “to this” and “under this” as well as other similar expressions, refer to this Agreement as a whole and not to an Article, Annex, Section or another subdivision in particular.

(g)	The Parties have taken part in the negotiation and drafting of the clauses of this Agreement based on the general model published by Cenit in the BTO, and therefore in case of a doubt or controversy in the construal or application of any of its clauses, the Parties acknowledge and accept that the Agreement has been freely negotiated according to the own analyses made by each one of the parties on it.

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Crude Oil Transportation Agreement Ship and Pay

Clause 2.	Purpose

Cenit agrees, within the terms and conditions established in this Agreement and its annexes, to transport Crude Oils owned by the Sender delivered to Cenit, from the Point of Entry and up to the Exit Point, for up to the Sender’s Contracted Capacity (as it is defined below). The Sender, in consideration, agrees to pay to Cenit the Fee in the modality of “ship and pay” for the number of barrels actually transported in the respective Operation Month and that it is entitled to transport under the Sender’s Contracted Capacity according to Clause 5 of this Agreement.

Clause 3.	Service

Section 3.01	– Description of the Service:

(a)	The scope of Cenit’s obligations under this Agreement is limited to: (i) to receive the Crude Oil which complies with the Quality Specifications set forth in Annex C and the requirements set forth in this Agreement, at the Point of Entry, for up to the Contracted Capacity established in Section 3.05; (ii) to transport, custody, transship and to perform the haulage of the Crude Oil owned by the Sender through the Pipeline up to the Exit Point for up to the Sender’s Contracted Capacity established in Section 3.05; (iii) to make available to the Sender or to whoever the Sender authorizes, at the Exit Point, the equivalent of the Crude Oil owned by the Sender initially delivered by it, adjusted according to the provisions of this Agreement and the Transporter’s Manual; and (iv) the temporary and operative storage necessary for the provision of the services described above (the “Service”).

(b)	The Service does not include: the segregated transportation of Crude Oil owned by the Sender, non – operational storage service, the provision of the loading and offloading in docking areas, treatment of Crude Oils, storage in export ports or pumping stations, loading, or the provision of port services. It is the responsibility of the Sender to have the infrastructure required to perform the aforementioned activities or to hire the respective services. Cenit does not assume under this Agreement any responsibility whatsoever for the lack or failure of the services that the Sender must have to carry out the activities nor included in the Service.

(c)	The Service will be provided in the terms established in this Agreement and its annexes, which are integral part of this Agreement.

Section 3.02	– Nominations of the Sender

The SENDER agrees to make the Nominations in compliance with the Nomination Process established in the Transporter’s Manual. CENIT shall not be obliged to honor extemporaneous Nominations of the SENDER according to the provisions of the Transporter’s Manual.

Section 3.03	– Delivery and Withdrawal of the Crude Oil

(a)	The Sender shall have the obligation to deliver to Cenit, at the Point of Entry, the number of Barrels established in the Transportation Program for the relevant Month of Operation.

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Crude Oil Transportation Agreement Ship and Pay

(b)	Cenit may abstain, and such abstention will not mean any responsibility whatsoever on Cenit’s part, from receiving the Crude Oil owned by the Sender when: (i) the Crude Oil does not meet the Quality Specifications set forth in Annex C to this Agreement; (ii) the Crude Oil is not included in the respective Scheduled Capacity of the relevant Transportation Program according to the ranges established in this Contract and the Transporter’s Manual; and (iii) there are no agreements of the Sender in force entered into by the Sender does not have the facilities or the services that allow the delivery of the Crude Oil at the Exit Point or its transfer to another transportation, export, storage or disposal system.

(c)	Cenit commits to make available to the Sender at the Exit Point, according to the Transportation Program, the equivalent of the Crude Oil that Cenit would have received from the Sender at the point of entry: (i) adjusted according to the procedure for Volumetric Compensation by Quality established in the Transporter’s Manual, less (ii) any reduction in weight or volume due to Non – Identifiable Losses, as determined by the Transporter’s Manual; or (iii) reduction or loss of Crude Oil derived from the occurrence of any Justified Event that prevents Cenit from making available to the Sender all the Crude Oil received.

(d)	The Sender commits to receive and to withdraw the Crude Oil, directly or through a person empowered to do so, at the Exit Point, as determined in the Transportation Program of the relevant Month of Operations, according to the provisions of this Agreement. In the event that the Sender empowers a third party to receive or withdraw the Crude Oil to be delivered by Cenit, it must take all necessary measures to that person receives the Crude Oil according to the provisions of this Agreement, and in all cases the Sender will be responsible for the removal of the Crude Oil, as well as of the compliance with all the obligations and duties established in this Agreement. In case that the Sender or the third party designated to do so do not remove Crude Oil at the Exit Point, the provisions established in the Transporter’s Manual will apply.

(e)	Before the Nomination, and for the purposes of withdrawing the Crude Oil, the Sender must enter into Agreements with other transporters or with port operators, as it may be required, to ensure the delivery of the Crude Oils at the Exit Point without affecting the operation of the Pipeline. For these purposes, at Cenit’s discretion, the Sender must evidence the contracted capacity for the evacuation or handling of the Crude Oil, through any of the pipelines or ports after the Pipeline’s Exit Point which allows it to evacuate the Crude Oil, including, and if such is the case, the contracted capacity of evacuation of the recipient that it has named.

Section 3.04	– Custody of the Crude Oil

Cenit commits has the obligation of custody of the Crude Oil as from the instant in which the Sender delivers it to Cenit at the Point of Entry, and up to the instant in which Cenit makes available to the Sender or to the person empowered by it, of the equivalent of the Crude Oil at the Exit Point, according to the Transportation Program for the relevant Month of Operation. In the event that the Sender or the recipient appointed by it does not receive the Crude Oil at the Exit Point under the terms and conditions set forth in the Transporter’s Manual, Cenit’s responsibility to maintain the custody of the Crude Oil will cease and, without prejudice to the acknowledgement of the payments that the Sender must make in favor of Cenit in the terms set forth in this Agreement.

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Crude Oil Transportation Agreement Ship and Pay

Section 3.05	– Sender’s Contracted Capacity

(a)	Throughout the Term for the Provision of the Service, the Sender shall be entitled to a contracted capacity subject to the existence of Excess Capacity for the transportation of Crude Oil owned by the Sender for up to 10,000 BPDC (the “Contracted Capacity”), provided that the Quality Specifications of the Crude Oil owned by the Sender meet those established in this Agreement.

(b)	If the Sender were to nominate a volume higher than its Contracted Capacity (the “Additional Capacity”), said capacity will be subject to the existence of Excess Capacity and it must be subject to the Nomination Process established in the Transporter’s Manual for the Excess Capacity.

(c)	It will not be considered as breach of the Agreement and it will not generate any responsibility whatsoever for Cenit the non – acceptance of the Nomination that, due to Additional Capacity, makes the Sender, when such rejection is due to the lack of Excess Capacity or, if there is Excess Capacity, it is not enough to accept all the Additional Capacity nominated.

Section 3.06	– Disposal of the Not - Utilized Capacity

(a)	The Not - Utilized Capacity (as this term is defined below) will be offered by Cenit as part of the Excess Capacity in the Month of Operation in which it takes place.

(b)	It is construed as Not - Utilized Capacity the part or all the Contracted Capacity of a sender that: (i) is not Nominated by the sender; (ii) had been Nominated and accepted in the Scheduled Capacity, but that will not be utilized by the sender; or (iii) has not been used in the terms of Resolution 72 145 of the 7th of May of 2014 for the Released Capacity (the “Not - Utilized Capacity”).

(c)	The utilization on Cenit’s part of the Not - Utilized Capacity according to the provisions of Section 3.06(a) above will not generate any right of compensation or any other right in favor of the senders.

Section 3.07	– Quality Specifications’ Adjustments

(a)	The Parties acknowledge and accept that the Effective Capacity of the Pipeline can have variations as a function of the quality of the Crude Oil delivered by the Sender.

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Crude Oil Transportation Agreement Ship and Pay

(b)	In the event that the Sender nominates for transportation Crude Oil that does not meet the Quality Specifications established in Annex C, which together with all the Crude Oils nominated in the Pipeline may generate a reduction of the Effective Capacity of the Pipeline, or can affect or be disadvantageous for the quality of the other Crude Oils to be delivered for transportation on the Pipeline, Cenit will consider this effect and it could be reflected in a reduction of the capacity to be assigned to the Sender as a consequence of the change of Quality Specifications and that will not vary or reduce the amount payable by the Sender, in the terms and conditions set forth by Clause 5 of this Agreement.

(c)	In the event that the Sender delivers for the provision of the Service Crude Oil that does not meet the Quality Specifications set forth in Annex C and that affects the Effective Capacity of the Pipeline, the Sender accepts, provided that it is operationally possible, that a smaller amount will be transported due to the change of quality of the Crude Oil to be delivered or that the Service will not be provided if such change of the quality of the Crude Oil prevents its transportation without varying or reducing the amount payable by the Sender, in the terms and conditions set forth in Clause 5 of this Agreement.

Notwithstanding the foregoing, the Sender will be the sole responsible for the impacts that may occur because of the delivery of a quantity different from the one nominated, in relation to the mix of Crude Oil transported by Cenit to the other Senders of the Pipeline, and therefore, as from this moment, the Sender ensures and guarantees that it will hold Cenit harmless for this reason if any claim, damage cost or loss derived from affecting the blend occurs.

Clause 4.	Term for the Provision of the Service and Extensions

Section 4.01	– Term for the Provision of the Service:

(a)	The initial term for the provision of the Service for up to the Contracted Capacity corresponds to twelve (12) months as from the first day of December of two thousand and fourteen (2014). Such term will be automatically extended by equal or (sic) successive twelve (12) – month periods according to the provisions of Section 4.02 (hereinafter the initial term and its extensions shall be called the “Term for the Provision of the Service”).

(b)	Without prejudice to the provisions of 0 above, the Term for the Provision of the Service will end in the cases of early termination of the Agreement as peer the provisions of Clause 16.

Section 4.02	– Term Extension:

(a)	The Term for the Provision of the Service established in Section 4.02 of the Agreement will be automatically extended by successive twelve (12) – month periods, unless one of the Parties informs the other of its desire not to extend the Agreement. The non - extension notice must be given, in writing, at least three (3) months before the date of termination of the Term for the Provision of the Service. Once the notice of the intention not to extend the Agreement has been given, it shall be construed that the same will terminate on the last day of the Term for the Provision of the Service.

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Crude Oil Transportation Agreement Ship and Pay

(b)	Unless the Parties agree otherwise, the terms and conditions established in this Agreement will be applicable to the provision of the Service during any of its extensions.

Clause 5.	Price and Terms of payment of the Service

Section 5.01	– Amount of the Agreement

The amount of this Agreement is undetermined. Its final value will correspond to the total value of the product of the addition of all the invoices issued by Cenit for the payment of the Fee and it will be established once it is ended and the final settlement thereof is made according to the provisions of Clause 17 of this Agreement.

Under no circumstances may the Sender be exonerated or released from its responsibility to pay the Fee for the number of barrels actually transported in the respective Month of Operation during the Term for the Provision of the Service as per the provisions of this Agreement.

Section 5.02	– Modality of Payment of the Service

The Agreement is made under the “Ship and Pay” modality, so the Sender, throughout the Term for the Provision of the Service, has the obligation to pay to Cenit all the Fee established in Section 5.03 of this Agreement, times the number of Barrels effectively transported in the respective Month of Operation.

Section 5.03	– Fee

The Sender agrees, irrevocably and unconditionally, by the execution of this Agreement to the payment of the fee approved by the Ministry of Mines and Energy for each Barrel effectively transported under the Sender’s Contracted Capacity namely the sum of US$ 3.3244 per Barrel (the “Fee”). The Fee must be paid by the Sender pursuant to the provisions of Section 5.04 of this Agreement.

“The Fee will be readjusted on an annual basis, on the first (1st) day of July of every year using the formula for the calculation of the so – called “Factor Φ” which has been defined by Resolutions No. 72 146 of the 7th of May of 2014 and 72 216 of 2014  “whereby the methodology for the determination of fees for the transportation of Crude Oil through pipelines is established”, enacted by the Ministry of Mines and Energy, as amended, supplemented or replaced from time to time.

Section 5.04	– Payment and Invoicing

(a)	Invoicing: Cenit will send to the Sender no later than on the twentieth (20th) day of each Calendar Month, the invoice with the amount that the Sender must pay for the Service.

(b)	Amount Payable by the Sender: The Sender irrevocably and unconditionally agrees to pay for the Service the sum of money resulting from the multiplication of the Fee, by the number of Barrels nominated and accepted for the Month of Operation, without prejudice to the credit notes contemplated by Section 5.06.

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Crude Oil Transportation Agreement Ship and Pay

(c)	Frequency and Term for the Payment: The Sender irrevocably and unconditionally agrees to pay the sums of money established in Section 5.04(b), on a monthly basis (as applicalbe), within thirty (30) Days after the date in which Cenit produces the invoice for the provision of the Service.

(d)	Currency of Payment: The payments will be made in Colombian pesos using the arithmetic average of the Representative Market Rate certified by the Financial Superintendence or the entity that takes its place, of the first day of the month that corresponds to the Service invoice.

(e)	Place of Payment: The Sender must make the payment by bank deposit or transfer into any of the bank accounts that Cenit, as the holder, informs to the Sender in each invoice.

Section 5.05	– Transportation Tax

(a)	The Sender shall be responsible for the transportation tax as per the provisions of the regulations in force. The calculation of the amount payable as transportation tax on the Sender’s charge will be made based on the “Net Standard Volume” (“NSV”) without considering the compensation reported in the Volumetric Compensation by Quality of the Pipeline and certified by the independent inspector at the Point of Entry of the Pipeline.

(b)	The process for the payment of the transportation tax will be performed by Cenit in its capacity as Transporter. However, the amount determined according to the legal procedure in force will be paid to Cenit by the Sender.

(c)	The transportation tax will be invoiced on a quarterly basis, independent from the invoices for the Service, no later than twenty (20) Days after the closing of the Volumetric Compensation by Quality of the last month of the quarter, by the issuance of an invoice or equivalent document in Colombian pesos charged to the Sender, based on the NSV to which the Volumetric Compensation by Quality has not been applied. The Sender irrevocably agrees to pay the invoice or equivalent document in Colombian Pesos within fifteen (15) Days after the filing of the invoice or bill issued by Cenit. The objections to the invoice will not interrupt the term for the payment of the invoice. The delays in the payment thereof will generate late payment interest.

(d)	For information purposes, Cenit will send to the Sender the information of the estimate of the amount of the transportation tax every month, on the last day of the month after the closing of the Volumetric Compensation by Quality at the latest.

(e)	The adjustments in the invoicing or equivalent document related to the Transportation tax, will be made when: (i) there are adjustments in the amount charged to the Sender, derived from the calculation received by the Ministry of Mines and Energy; or (ii) there are adjustments due to objections to the invoices, as per the procedure set forth by the Parties. Those adjustments will be acknowledged and offset by Cenit against the amounts of the liquidation of the immediately subsequent quarter.

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Crude Oil Transportation Agreement Ship and Pay

Section 5.06	– Adjustments of the Invoicing for Service

(a)	Cenit will make adjustments of the invoices based on the “Gross Standard Volumes” reported in the CVC of each Pipeline and certified by the Independent Inspector of the Pipeline’s Entry Point.

(b)	Cenit will make adjustments of the invoices based on the volumes invoiced and the volumes actually transported. If as a result of the adjustment the subject matter of this item it is determined that the SENDER made an excess payment for the Service, CENIT will compensate the SENDER by generating a credit note for the amounts paid in excess, in favor of the SENDER, to be credited to the invoices issued for the services provided under this Agreement or under other agreements entered into by the SENDER and CENIT. In case that the Term for the Provision of the Service hereunder has ended or if there is no other contractual relationship between CENIT and the SENDER, CENIT will pay back the excess amount within thirty (30) business days after the acknowledgement made by CENIT. If, on the contrary, it paid an amount lower than the one that it should have paid for volumes actually offloaded, CENIT will issue the respective adjustment invoice, which must be paid within thirty (30) Days after the date in which it was issued, using the TRM of the first day of provision of the Service to which the adjustment corresponds; the TRM must be certified by the Financial Superintendence or the entity that takes its place.

Section 5.07	Objections

Without prejudice of making the respective payment within the term established in Section 5.04(c) and 5.05 (c), if the Sender does not agree with any invoice presented by Cenit, it will so inform to the latter in writing. The Parties will act in a prompt and joint manner to determine the reason of the difference within a term of fifteen (15) business Days after the communication of the Sender, which must be submitted by the Sender with all the vouchers or evidences to support the objection.

(a)	If the objection is accepted, the Parties will observe the following rules:

(i)	If the Parties find that the Sender paid in excess, and provided that the Term for the Provision of the Service has not ended, Cenit will acknowledge it to the Sender generating a credit note for the Service in favor of the Sender to be credited in the invoicing issued for the services provided under this Agreement or under other agreements between the Sender and Cenit. In case that the Term for the Provision of the Service under this Agreement has ended or if there are no other contractual relationships between Cenit and the Sender, Cenit will pay back the excess amount charged within thirty (30) business Days after the acknowledgement by Cenit.

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Crude Oil Transportation Agreement Ship and Pay

(ii)	If the Parties determine that the Sender paid an amount lower than the one determined in the invoice, the Sender will pay to Cenit within thirty (30) Days after the expiration of the term mentioned in the first part of Section 5.07 all the amounts owed to Cenit.

(b)	In case that Cenit does not accept the objection presented by the Sender, once the term established in the first part of Section 5.07 has lapsed, it will so inform to the Sender in writing within the next fifteen (15) business days, giving the explanations required and attaching all pertinent supporting data; and of the discrepancy between the Parties persist, the mechanisms for the resolution of controversies set forth in this Agreement will be activated.

Section 5.08	– Common Invoicing Issues

(a)	Late Payment: the delay in the payment of any invoice, as per the provisions of this clause, will generate the payment, on the charge of the Sender, of late payment interests at the maximum rate legally allowed for commercial late payment interest calculated from the date in which the relevant invoice had to be paid and until the actual payment thereof by the Sender. The interest will be calculated and paid in Colombian pesos using the average Representative Market Rate of the Days in which the late payment interest accrues.

(b)	Late Payment Interest Invoices: The invoices for the payment of late payment interest as per the preceding sub - section must be paid by the Sender no later than thirty (30) Days after the date of issuance thereof by Cenit in the terms of this Section.

(c)	Source of Payment: The amounts deposited by the Sender in any of Cenit’s bank accounts must come from the Sender’s own accounts who, in a written document at the beginning of the Agreement will certify the origin of its funds. The foregoing is pursuant to Cenit’s Compliance Manual.

(d)	Invoices’ Review: Cenit, in order to facilitate and streamline the verification of the invoices by the Sender, will send, by electronic mail, in PDF format, to the electronic address determined by the Sender in this Agreement, a copy of the respective invoices.

(e)	Invoice Date: For all the purposes of this Agreement, it shall be construed that an invoice has been presented by Cenit to the Sender on the date in which the same has been sent by electronic mail or fax to the electronic address or to the fax number set forth in this Agreement. Simultaneously, or on the next day, Cenit will forward the originals of the invoices with the respective supporting data to the offices of the Sender. The Sender agrees to receive the invoice once it is filed by Cenit.

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Crude Oil Transportation Agreement Ship and Pay

Clause 6.	Guarantee

Section 6.01	– Amount and Term of the Guarantee

(a)	In order to guaranty the compliance with the Sender’s payment obligations under this Agreement, including the payment of the invoices issued by Cenit as well as the late payment interest generated by the default of the Sender, the Sender agrees to establish in favor of Cenit as insured and Beneficiary and to deliver to Cenit, a Guarantee within thirty (30) Days after this Agreement’s Execution Date for an amount equivalent to three (3) months of Service, amount that is obtained from multiplying the Fee by the Sender’s Contracted Capacity, by ninety (90) Days, with a term if at least fifteen (15) months (the “Guarantee”).

(b)	The Sender mat establish any of the following modalities of Guarantee:

(i)	A surety covering the payment of the Services, issued by an insurance company legally established in Colombia and duly authorized by the Financial Superintendence to operate in the country.

If this is the modality of Guarantee chosen by the Sender, within the term established in this Section for its delivery, the Sender must deliver to Cenit the certificate issued by the insurance company evidencing the payment of one hundred per cent (100%) of the respective premium; or;

(ii)	An irrevocable Stand - By Letter of Credit payable upon demand issued by (i) a banking establishment authorized to operate in Colombia with credit rating of at least A+ for its long – term debt in pesos, or (ii) a foreign financial entity that has representation or a confirming and paying bank in Colombia, with long – term debt risk rating in dollars not worse than that of the external sovereign debt of Colombia issued according to the International Standby Practices (ISP98) of the International Chamber of Commerce, for which it may use the form contained in Annex D to this Agreement.

Section 6.02	– Enforceability of the Guarantee

(a)	Cenit may enforce the Guarantee, in whole on in part and on demand, when faced with a breach of the payment obligations of the Sender under Agreement.

(b)	For the case of the insurance policy, the Guarantee may be made effective when the Sender breaches any of the payment obligations assumed with Cenit, by virtue of the Agreement, against the presentation of one of the following documents to the insurance company: (i) the claim filed by Cenit with the insurance company; or (ii) in the event of a dispute between the parties, a copy of the decision that settles it and certification of Cenit stating that the Sender has not complied with any obligation derived from the Agreement or it has not complied with the payment obligation determined by the competent judge within the term set forth by it.

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Crude Oil Transportation Agreement Ship and Pay

Section 6.03	– Term of the Guarantee and Renewals

(a)	Notwithstanding the fact that the Guarantee is issued according to the terms of Section 6.01 of this Agreement, the Sender must have at all times and maintain in force the Guarantee during the term of the Provision of the Service plus ninety (90) Days. The Sender must renew the Guarantee for the Term for the Provision of the Service, as per the rules established in the preceding items as correspond to a surety or to “Stand - by” letters of credit, at least thirty (30) Days before the end of the initial term or its extension, as the case may be. Likewise, for purposes of the renewal of the Guarantee for the Term for the Provision of the Service, it may change the modality, namely, switching from surety to Stand - By Letter of Credit or vice versa.

(b)	It will be a condition indispensable for the provision of the Service to establish and maintain the Guarantee for the Term for the Provision of the Service. In consequence, Cenit may suspender the provision of the Service or terminate the Agreement in an early manner when the Guarantee for the Term for the Provision of the Service is not in force or when it is not renewed for at least thirty (30) Days before the initial term thereof or of its extension, as the case may be, and that will not release the Sender from its payment obligations and other obligations derived from this Agreement.

Section 6.04	– Conditions of the Guarantee

(a)	In the case of local financial institutions, the Guarantee must expressly state that the issuer waives the benefit of excussion contemplated in article 2.383 of the Civil Code. In the case of Guarantees issued by foreign financial institutions, it must express that it is on demand and irrevocable and the benefit of excussion or similar ones must be waived.

(b)	The performance bond (surety) will not expire due to the lack of payment of the premium or because of unilateral revocation thereof, and its text must state it.

(c)	If the insurance company or entity that grants the Guarantee establishes any percentage as deductible and makes it effective in the case of a loss, the amount to be cancelled will be assumed by the Sender.

(d)	The deductions made by the company issuing the Guarantee will be on the Sender’s charge so Cenit shall receive the total amount charged within the insured values.

Clause 7.	Representations of the Parties

Section 7.01	– Representations of the Sender

The Sender represents, in favor and to the benefit of Cenit, that:

(a)	It is a company with presence in the Republic of Colombia, established according to the Colombian legislation.

(b)	Is fully qualified according to the laws of the Republic of Colombia, its corporate by – laws and other provisions of a corporate nature to enter into this Agreement and comply with the obligations acquired by virtue of it, and the execution and performance thereof have been authorized according to all the corporate requirements and other corresponding authorizations.

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Crude Oil Transportation Agreement Ship and Pay

(c)	The execution and performance of the Agreement is not a breach or default of the terms or provisions of any agreement or contract in which it is party, its by – laws, or any law, regulation or court order.

(d)	This Agreement is a valid and binding obligation of the Sender and is enforceable according to the terms and conditions thereof, excepting for the general rights of the creditors under reorganization or business liquidation proceedings.

(e)	Knows and accepts the Transporter’s Manual of the Pipeline in all of its terms, which is integrally applicable to this Agreement.

(f)	It is not a person or entity that has been forbidden to enter into transactions or negotiations for persons of the United States of America, under any of the programs of sanction of the United States of America by the Office of Foreign Assets Control (“OFAC”) of the Treasury Department of the United States of America; or that has been included or is included in future within the sanctions imposed, among other, under the U. N. Security Council, the European Union or Switzerland.

(g)	Understands that this Agreement is subject to the legislation in force, Resolution 72145 of 2014 and Resolution 72146 of 2014, or those that amend, add to or repeal them, as well as to the Transporter’s Manual and its annexes, all of which it knows.

Section 7.02	– Representations of Cenit

Cenit represents, in favor and to the benefit of the Sender, that:

(a)	It is a simplified shares’ company incorporated in the Republic of Colombia, according to the Colombian legislation, dedicated, among other things, to the construction, operation and maintenance of the Pipelines.

(b)	It is fully qualified according to the laws of the Republic of Colombia, its corporate by – laws and other provisions of a corporate nature to enter into this Agreement and to comply with the obligations acquired by virtue of it, and the execution and performance thereof have been authorized according to all the corporate requirements and other corresponding actions.

(c)	The execution and performance of the Agreement is not a breach or default of the terms or provisions of any agreement or contract in which it is party, its by – laws, or any law, regulation or court order.

(d)	This Agreement is a valid and binding obligation of Cenit and is enforceable according to the terms and conditions thereof, excepting for the general rights of the creditors under reorganization or business liquidation proceedings.

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Crude Oil Transportation Agreement Ship and Pay

(e)	It is not a person or entity that has been forbidden to enter into transactions or negotiations for persons of the United States of America, under any of the programs of sanction of the United States of America by the Office of Foreign Assets Control (“OFAC”) of the Treasury Department of the United States of America; or that has been included or is included in future within the sanctions imposed, among other, under the U. N. Security Council, the European Union or Switzerland.

(f)	Understands that this Agreement is subject to the legislation in force, Resolution 72145 of 2014 and Resolution 72146 of 2014, or those that amend, add to or repeal them, as well as to the Transporter’s Manual and its annexes, all of which it knows.

Clause 8.	Responsibility

Each Party will be responsible for the losses or damages caused to the other Party for the failure to comply with its obligations under this Agreement and its Annexes, in the terms established in this clause.

Without prejudice to the foregoing and to all other responsibilities established in the Transporter’s Manual, the Parties will be answerable as follows:

(a)	None of the parties will be liable to the other, under no circumstances whatsoever, for any indirect, special or consequential damages

(b)	In case of Non – Identifiable in excess to those identified in the Transporter’s Manual or the legal provision that amend them, attributable to CENIT, CENIT will indemnify the damages suffered by the SENDER. For such purposes, the Parties represent, accept and understand that unless the loss or damage or Non – Identifiable Losses that exceed the percentages established in the Transporter’s Manual caused by willful misconduct or gross negligence of CENIT, CENIT will only be answerable (i) for direct damages up to seventy five per cent (75% of the Declared Value of the Crude Oil Barrels lost, and (ii) as loss of profit duly proven, for up to twenty five per cent (25%) of the amount that must be indemnified by CENIT according to the provisions of sub - paragraph (i) above. All of the foregoing provided that the damages are duly proven.

(c)	In the case of losses or damages derived from the fact that CENIT has not transported the capacity Nominated by the SENDER and accepted by CENIT, it will pay, as direct damages and loss of profit, duly proven, up to a maximum sum of money equivalent to one hundred per cent (100%) of the Fee, multiplied by each number of Barrels that were not transported. This limitation will not be applicable in the cases of willful misconduct or gross negligence of CENIT.

(d)	In the cases of losses or damages derived from causes other than those established in sub - paragraphs (a) and (b) above for causes attributable to Cenit, it will be answerable only for direct loss and loss of profit for a sum of money of up to 100% of the Fee multiplied by the number of barrels nominated by the SENDER for the Month of Operation in which the damage or loss occurred. The foregoing limitation will not apply in the cases of willful misconduct or gross negligence of CENIT.

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Crude Oil Transportation Agreement Ship and Pay

(e)	The compliance with the legal obligations that correspond to each one of the Parties, including, but not limited to those related to the personnel, the compliance of environmental provisions, those related to the legality of the intellectual property rights, of the tax provisions or other similar ones, is on the charge and the sole responsibility of the Party to which said obligation corresponds and its breach will only affect that Party.

(f)	The fact that one of the parties does not enforce any of the provisions of this contract from the other at any time will not be deemed as a waiver of the enforcement of such stipulation, unless it is so notified by the other Party. No waiver to argue a breach of this Agreement will be deemed as a waiver to enforce any other breach.

(g)	The Parties represent that they know the public order and security situation of the areas in which the agreement will be implemented, in whole or in part, and each Party assumes its sole and exclusive responsibility for the risks derived from such conditions and, therefore, they cannot bring any claim or action whatsoever against the other Party for damages, losses, injuries, suffered by that other Party in its assets or property, its personnel, agents, contractors, subcontractors (including employees or factors) because of the public order and safety conditions.

Clause 9.	Licenses, Permits and Authorizations

The Parties agree to have or obtain and keep in force all the licenses, permits and authorizations required for the compliance with the purpose of the Agreement. Each Party will be individually answerable for all the risks, fines, sanctions or damages that accrue because of the lack of any license, permit or authorization that it has the obligation to obtain and in that sense it will indemnify and hold harmless and defend the other party for that fact before the authorities, judges and third parties.

Clause 10.	Exclusion of Labor Relationship

(a)	This Agreement establishes a relationship that is exclusively commercial between the Parties, associated to the provision of the Service, so this Agreement does not configure labor or subordination relationship, or intermediation whatsoever between the Parties, or between any one of them and the personnel that, by virtue of the Agreement, each Party designates for the compliance thereof.

(b)	Each Party and its subcontractors, and the workers of both of them, will not have labor subordination to the other Party, and will not be intermediaries thereof and will have full technical, administrative and management autonomy, in respect of their obligations under this Agreement. Therefore, each Party will assume all risks, utilizing their own means and hiring the personnel required for the performance of this Agreement and, in the execution and timely performance thereof it will strictly comply with its labor obligations as the true and only employer of its workers, as the case may be. Each Party agrees to hold the other Party harmless from any claim it receives because of the breach of the aforementioned provisions. Hence, the execution of this Agreement does not constitute the establishment of a franchise, joint venture, or company, and it does not create a relationship of employee or commercial agent between the Parties.

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Crude Oil Transportation Agreement Ship and Pay

(c)	None of the Parties is authorized to act in the name or on behalf of the other, unless expressly authorized in writing.

Clause 11.	Indemnities

(a)	Indemnity of each Party: Without prejudice to the provisions of Clause 8 of this Agreement, both the Sender and Cenit, in an independent manner, will be answerable one to another for any and all direct and foreseeable damages that are attributable to their sole responsibility or to that of their employees or factors throughout the term of the Agreement or as a consequence thereof, and commit to protect and fully release the other Party and its managers, employees and agents, from all and / or any claims, lawsuits or actions, responsibility, costs, expenses, damage or loss derived from acts that are attributable to its sole responsibility or to that of its employees or factors.

(b)	Procedure: In case that any of the Parties seeks to be held harmless because of the indemnification obligations set forth in this Clause, the claimant Party interested in it must notify the other Party (hereinafter, the “Debtor Party”) in a timely manner of the existence of the process, claim or loss.

(c)	In case of judicial requirements, the claimant Party must answer the lawsuit in a timely manner and implead the Debtor Party, as the case may be, unless the Parties by mutual consent reach a direct agreement. The Debtor Party cannot argue or file a remedy regarding the existence of an arbitration clause in this Agreement.

(d)	In the case of administrative proceedings, the claimant Party must file on time the relevant remedies before the government.

(e)	The Parties may agree at any time that the Debtor Party assumes directly the judicial or administrative defense of the claimant Party. In such event, the claimant Party will give all the cooperation and assistance to the Debtor Party in the adoption of measures and actions necessary or convenient in the course of the proceedings, including the granting of powers of attorney.

(f)	The Parties agree that neither the claimant Party nor the Debtor Party may conciliate, settle or in any way consent or commit in any issue of the proceeding regarding which the claimant Party seeks to be indemnified or defended by the Debtor Party, without the prior consent of the other Party, unless the settlement, conciliation or consent includes the unconditional release of the Claimant Party or of the Debtor Party, as the case may be, from any responsibility derived from the procedure. The aforementioned consent cannot be unreasonably refused or delayed by the party from whom it was asked that such consent would be given.

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Crude Oil Transportation Agreement Ship and Pay

(g)	The claimant Party and the Debtor Party must maintain a close and permanent coordination regarding the situation and the state of any action or means of defense that the claimant Party had filed or started. If by agreement of the Parties, the Debtor Party assumed the defense in a direct manner, it must maintain the claimant Party informed of the state and progress of the proceedings. Likewise, the claimant Party must inform the Debtor Party of the state and progress of the procedure.

(h)	Once the procedure has concluded, as the case may be, the Debtor Party will have the obligation to pay the claimant Party within a term of no more than sixty (60) Days, counted from the date in which the Debtor Party receives the written communication of the claimant Party regarding the conclusion of the procedure, the amount established in the resolution, judgment, arbitration award or act that ends the proceedings, including all interest, late payment interest and penalties applicable, as determined in the respective act.

(i)	In case that the decision of the Debtor Party is not to start or bring actions or means of defense of, is such is the case, not to make the defense and respective clarifications, the Debtor Party will proceed to pay to the claimant Party the amount that corresponds according to the notification of the claim of third parties received, being, as of the date of payment, fully released from any liability for said procedure or requirement.

(j)	The strategy of defense must see that the claimant Party is not affected because of losses or other damages. In case that these preemptive measures, annex or similar measures affecting the operations of the claimant Party are decreed, the Debtor Party will carry out the legal activities required in order to lift or suspend such measures, and it must act with due diligence and swiftness.

(k)	Regarding any claim of the claimant Party, according to the provisions of this Agreement, the Debtor Party must make the respective payment:

(i)	Within sixty (60) Days after the date in which the claim was made, in case that it refers to an issue regarding which there is no controversy whatsoever between the Parties; or

(ii)	Within sixty (60) Days after the date of the firm act that decides about, or the agreement reached regarding the claim, in case that there is controversy among the Parties in respect thereof.

(l)	The Parties agree to cooperate to the fullest extent possible in respect to any claim of third parties by virtue of this Agreement.

If after the date in which the respective judicial or administrative proceedings have ended there is a controversy between the Parties regarding the indemnity obligation, the same will be solved using the mechanisms established in Clause 23 of this Agreement.

(m)	Impleader: Based on this clause, and if deemed as necessary, any of the Parties may implead the other Party in any type of proceedings brought against it.

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Crude Oil Transportation Agreement Ship and Pay

(n)	Special Indemnity of the Sender: The Sender shall release and hold Cenit harmless for any damage or loss suffered by Cenit as a consequence of the lack of receipt of the Crude Oil at the Exit Point.

Clause 12.	Suspension of Service

Section 12.01	– Suspension attributable to the Sender

(a)	Cenit will have the right to suspend the Service, when faced with events that represent the breach of any of the payment obligations of the Sender. For such purposes, a communication sent by Cenit to the Sender notifying of the default, explaining the reasons thereof and contributing the relevant evidences or supporting data will suffice. Cenit grants to the Sender a term of five (5) Days to cure the breach (the “Grace Period”). If upon the expiration of the Grace Period the Sender has not cured the default, Cenit may suspend the Service and in no case the Sender will be entitled to any indemnification whatsoever. The restart of the provision of the Services shall be subject to the prior written approval of Cenit.

(b)	The suspension of the Service does not release or exonerate the Sender from its obligation to pay the Fee for the barrels actually transported.

Section 12.02	– Suspension due to Justified Events

In case of occurrence of a Justified Event that suspends or affects i whole or in part the provision of the Service:

(a)	Cenit must give notice of the occurrence thereof to the sender, in writing, no later than twenty four (24) hours after the time in which it is aware of the occurrence of the Justified Event, committing to send a report within the next five (5) business days.

(b)	Cenit must do all reasonable things required to reestablish, as soon as practicable, the Service and the compliance with the obligations of the Agreement. Likewise, it must use all reasonable efforts to minimize or mitigate any delay or additional costs that may occur, and keep the Sender informed of the progress.

(c)	If the suspension of the Service is due to a defect typical of, or inherent to, the Crude Oil or negligence imputable to the Sender, the Sender will be answerable according to the provisions of Clause 8 of this Agreement.

(d)	Once the circumstances that caused the Event cease, Cenit will send a notification to the Sender for the purposes of notifying the resumption of the Service, also resuming, in an automatic manner, the obligation to pay.

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Crude Oil Transportation Agreement Ship and Pay

Clause 13.	Direct Payment with Crude Oil owned by the Sender

(a)	Without prejudice to any other right or prerogative, Cenit may apply the provisions of Article 60 of Law 1676 of 2013; provided that the Sender is in breach of (i) its payment obligations derived from this Agreement; or (ii) its obligation to establish and maintain the Guarantee, according to Clause 6, for the purposes of satisfying the defaulted obligation through the direct payment with the Crude Oils owned by the Sender, in the terms established in Annex E of this Agreement.

(b)	For the purposes of exercising the direct payment, Cenit shall have the obligation to send a Provisional Notice to the Sender, once thirty (30) Days as from the date in which the Sender failed to comply with its payment obligation have lapsed, without having cured said default.

(c)	Cenit may directly pay itself if, ten (10) Days after the date of the Provisional Notice, the Sender has not cured its default.

(d)	The costs and all other expenses incurred by Cenit for these purposes shall be on the sole charge of the Sender.

Clause 14.	Corporate Governance Code and Money Laundering Policies

The Sender commits to:

(a)	The Sender agrees to uphold and abide by the Corporate Governance Code and Cenit’s Ethics’ Code.

(b)	Each one of the parties agree to report to the other the incidents or issues that may affect its image and / or that of Cenit, within three (3) Business Days after the occurrence thereof, in order to handled them in a consensual manner.

Clause 15.	Transparency Commitment

The Parties commit to:

(a)	To maintain appropriate conducts and controls to guaranty an ethic performance in agreement with the regulations in force.

(b)	To refrain from making (directly or indirectly, or through employees, representatives, affiliates or contractors), payments, loans, gifts, gratuities, commissions to employees, directors, managers, contractors or suppliers of Cenit, public servants, members of bodies elected by popular vote, or political parties, in order to induce such persons to do something or to make a decision or to use their influence in order to contribute in obtaining or keeping businesses in relation to the Agreement.

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Crude Oil Transportation Agreement Ship and Pay

(c)	To refrain from generating inaccurate records or data, or from disseminating information that affects the image of the other Party when it is based on assumptions that have not been proven.

(d)	To prevent any situation that could generate a conflict of interest.

(e)	To communicate in a mutual and reciprocal manner any departure from the line of conduct set forth in this clause.

Sole Paragraph

The Sender declares that it knows and accepts Cenit’s Ethics’ Code. In case that Cenit determines that the Sender has incurred in conducts that are in breach of this clause, it may terminate this Agreement.

Clause 16.	Validity

Section 16.01	– Term

This Agreement will be in force on the Date of Execution and will remain in force throughout the Term for the Provision of the Service and until its final winding up by the Parties, unless it is terminated according to Section 16.02 of this Agreement.

Section 16.02	– Early Termination by Cenit

Cenit may terminate this Agreement in an early manner in case that the Sender seriously breaches the obligations derived from it. For the early termination to proceed due to a serious breach, Cenit will give notice of default to the Sender in a written communication sent to the address registered in this Agreement in which it will inform of the fact that generated the breach. For the purposes of this clause, it is consider as a serious breach:

(a)	Excepting in the cases of force majeure, fortuitous event or act of a third party, or by liability attributable to Cenit, to deliver less than ninety five per cent (95%) of the Crude Oil nominated by the Sender and accepted by Cenit in a Nomination Month, two (2) times during one same Calendar Year, provided that such situation has affected the Scheduled Capacity and the compliance with Cenit’s obligations with other senders ad / or Third Parties. . Each event of default in the terms herein established will be notified to the Sender in writing within thirty (30) Days after the end of the Month of Operation in which the default occurred.

(b)	To be overdue for more than fifteen (15) Days in the payment of the invoices issued by Cenit pursuant to this Agreement.

(c)	The unauthorized assignment of the Agreement by the Sender.

(d)	The voluntary dissolution and liquidation of the Sender.

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Crude Oil Transportation Agreement Ship and Pay

Sole Paragraph

The Sender acknowledges that, without prejudice to what has been established in this article, any breach of the Agreement may give Cenit the right to apply the sums of money and fines established in the Transporter’s Manual, to enforce the Guarantee, as well as to request the indemnification of the damages caused to it by the respective breach.

Section 16.03	– Early Termination by the Sender

(a)	The voluntary dissolution and liquidation of Cenit.

(b)	If at any time during the Term for the Provision of the Service, Cenit does not provide the Service for a period that exceeds of three (3) months, continuous and uninterrupted, because of a Justified Event.

(c)	Due to the breach of Cenit’s obligations.

Clause 17.	Liquidation

(a)	Once the performance of the Agreement has concluded or the Term for the Provision of the Service has expired, the Parties will use their best efforts to proceed to the liquidation of the Agreement.

(b)	The Parties will proceed with the liquidation of the Agreement by mutual consent in a term of one hundred and twenty (120) Days after the date of expiration of the Term for the Provision of the Service. For these purposes, Cenit will send to the Sender a proposal of liquidation of the Agreement on which the Sender will make the observations or suggestions that it considers pertinent.

(c)	The Parties will see that the liquidation minutes expressly state:

(i)	The declaration about the compliance with the obligations on the charge of each one of the Parties because of the performance of the Agreement; and

(ii)	The agreements, conciliations and settlements made by the Parties to end the divergences presented and to be able to be mutually declared in the clear.

(d)	Once the Agreement has been liquidated by mutual consent, each Party will pay the other Party the fees or the sums of money that for any other reason it owes and results from the final liquidation thereof, once the respective deductions have been made.

(e)	The exercise of liquidation of the Agreement the subject of this Clause will not prevent the Parties from resorting to the mechanism for the resolution of controversies established in Clause 23 of this Agreement when they consider it pertinent. Likewise, in the event that the Parties are not able to complete the liquidation of the Agreement and if there are payment obligations pending at the time of its termination, the Party that so considers may resort to such mechanism for its enforceability and the exercise of the liquidation will not be considered as a requirement to proceed with the exercise of the relevant actions.

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Crude Oil Transportation Agreement Ship and Pay

Clause 18.	Assignment of the Contractual Position

The Sender may assign the contractual position by means of the release of capacity through the total or partial assignment of its contractual position pursuant to the rules established in this Clause.

Section 18.01	– Assignment by the Sender of the Contractual Position

(a)	The Sender cannot assign, in whole or in part, its contractual position in this Agreement, or the rights and obligations contained in it, without the prior written consent of Cenit.

(b)	In the event in which the assignment is authorized by Cenit, the assignee must assume all the rights and obligations in the same terms established in this Agreement.

(c)	The assignment can be authorized by Cenit when the Sender evidences to Cenit, in a sufficient manner, that:

(i)	The assignee is a legal entity duly incorporated and the term thereof is not lower than the term of the Agreement and three (3) more years, for which it must deliver the documents that evidence: (1) the legal existence of the legal entity that corresponds to the assignee Sender, (2) the capacity of the assignee Sender to assume the rights and obligations of the Agreement, and (3) the legal capacity of the person that will represent the assignee Sender in the execution of the assignment agreement;

(ii)	The assignee has an adequate financial capacity to cover the obligations derived from the Agreement, for which it must lodge with Cenit a certificate signed by the legal representative (or whomever takes its place)) and the statutory auditor (and if there is not statutory auditor, by a certified public accountant) whereby the assignee Sender represents that, as of the thirty first (31st) of December of the year immediately before the assignment, it equity is equivalent to or higher than three (3) times the amount resulting from multiplying (1) the Sender’s Contracted Capacity, times (2) the Fee, times (3) the number of Days of Service remaining until the termination of the Agreement;

(iii)	In case that the assignee Sender does not have this equity, it can furnish a certificate issued by the legal representative (or whomever takes its place) and the statutory auditor (and if there is not statutory auditor, by a certified public accountant) of an Affiliate of the assignee Sender, expressing the existence of that equity at the aforementioned date;

(iv)	The assignee is the owner of Crude Oil;

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Crude Oil Transportation Agreement Ship and Pay

(v)	The assignee is not a person or entity that has been forbidden to enter into transactions or negotiations for persons of the United States of America, under any of the programs of sanction of the United States of America by the Office of Foreign Assets Control (“OFAC”) of the Treasury Department of the United States of America; or that has been included or is included in future within the sanctions imposed, among other, under the U. N. Security Council, the European Union or Switzerland, and

(vi)	The assignee grants the Guarantee.

(d)	Any total or partial assignment of the contractual position in the terms of this Section, will be effective on the Month of Operation after the date in which the assignment takes place and the foregoing cannot affect the programming of the transportation service.

Sole Paragraph

In case that the assignee Sender does not meet all the conditions established in this section, Cenit may authorize such assignment under the condition that the assignor Sender is joint and severally liable with the assignee for all past, present and future obligations of this Agreement throughout the term of the Agreement and until its liquidation.

Section 18.02	– Assignment by Cenit

Cenit may assign in whole or in part the Agreement, as well as any right or obligation contained in it, where the Sender’s authorization will not be necessary and provided that the assignee is not a person or entity that has been forbidden to enter into transactions or negotiations for persons of the United States of America, under any of the programs of sanction of the United States of America by the Office of Foreign Assets Control (“OFAC”) of the Treasury Department of the United States of America; or that has been included or is included in future within the sanctions imposed, among other, under the U. N. Security Council, the European Union or Switzerland.

Clause 19.	Confidentiality

(a)	The Parties agree to mutually furnish all the technical, commercial, legal and other information that they may require for the performance of this Agreement.

(b)	The Parties mill maintain, and agree that their shareholders, employees, board members, representatives, administrators, Affiliates and the shareholders, employees, board members, representatives, administrators thereof, will maintain in strict confidentiality all the information that they may have or obtain with this Agreement, in the understanding that the foregoing will not apply to: (i) information that is available or that is disclosed to the general public, provided that it has not been disclosed by any of the Parties or any of their shareholders, employees, board members, representatives, administrators, Affiliates and the shareholders, employees, board members, representatives, administrators thereof, with the consent of the other Party; or (ii) information the divulgation of which is required by a law or regulation applicable, ruling or arbitration award.

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Crude Oil Transportation Agreement Ship and Pay

(c)	The confidentiality obligation agreed in this Clause 19 will be in force (i) during the entire term of validity of this Agreement and two (2) more years, or (ii) in case of early termination thereof, up to two (2) more years as from the date in which the Agreement is terminated in the terms of Section 16.02.

Clause 20.	Default

The Parties expressly waive the formalities of the requirement to be declared in default in case of delay or omission in the compliance of the obligations contracted under this Agreement, and therefore, to be judicially reconvened to be in default. For these purposes, the Parties expressly accept that the written communication that the complied Party addresses to the Party in default will suffice.

Clause 21.	Notifications

Section 21.01	– Requirements

The communications and invoices between the Sender and Cenit that are sent because of this Agreement will require, for their validity, to be in writing and that according to the will of the Party that issues them, are personally delivered, or transmitted by electronic mail or any other means through which its sending and receipt can be proven.

Section 21.02	– Effects of the Notifications

All the communications will be considered as received and will have effects on the date of receipt, if personally delivered, or twenty four (24) hours after the transmission date, if transmitted by fax, electronic mail or any other means through which its sending and receipt can be proven, provided that the confirmation is received within the next three (3) Days.

Section 21.03	– Change of the Address for the Service of Notices

Each Party may change their address for the purposes herein established, giving prior written communication to the other Party fifteen (15) Days before the date planned for the change.

Section 21.04	– Address for the Service of Notices

All the notifications and communications that the parties must make because of the performance of this Agreement, will be made to the following addresses:

Cenit:

Address	Carrera 9 No. 76 – 49 Piso 4, Bogotá D.C.
Phone	(571) 3198800 Extension 18642
Fax	(571) 3198799
E - mail	juan.huertas@cenit-transporte.com

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Crude Oil Transportation Agreement Ship and Pay

The Sender:

Address	Calle 113 No. 7-80 Torre AR, Piso 17
Phone	(571) 6585757
Fax	(571) 2139327
E - mail	juanbuitrago@grantierra.com

Clause 22.	Law Applicable

This Agreement will be governed by the laws of the Republic of Colombia, with the exclusion of its rules regarding conflict of laws.

Clause 23.	Resolution of Controversies

Any controversy related to this Agreement or arising from it will be subject to national institutional arbitration, managed by the Arbitration and Conciliation Center of the Chamber of Commerce of Bogotá, according to the following rules:

(a)	The tribunal will be made up by three (3) arbitrators appointed by the Parties by mutual consent and, in the absence of agreement, by the Arbitration and Conciliation Center of the Chamber of Commerce of Bogotá by draw from the A List of Arbitrators of said Center, upon request of any of the parties;

(b)	The arbitration proceedings will be governed by the regulations in force in Colombia for national institutional arbitration;

(c)	The venue of the tribunal will be Bogotá, D.C., Colombia;

(d)	The award must be given in law.

Clause 24.	Integrity of the Agreement and Amendments

Section 24.01	– Integrity of the Agreement

(a)	This Agreement contains the integral and total terms accepted and agreed by the Parties to govern the legal business of transportation agreed by them, in respect of the Contracted Capacity and the Service.

(b)	If any provision of the Agreement is forbidden, becomes null, acknowledged as inefficacious or cannot be enforceable according to the legislation in force, all other provisions will survive with full binding and mandatory effects for the Parties, unless the forbidden, null, inefficacious or unenforceable provision is essential in a way that the interpretation or compliance thereof is not possible. In such cases, the Parties agree to negotiate, in good faith, a valid clause the purpose of which is the same of the same of the null, invalid or unenforceable provision or provisions.

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Crude Oil Transportation Agreement Ship and Pay

(c)	The fact that any of the Parties does not make the other comply with any of the provisions of this Agreement at any time, will not be considered as a waiver of the compliance with such stipulation, unless it is notified to the other Party in writing. No waiver to invoke a breach of this Agreement will be considered as a waiver to invoke any other breach.

(d)	The special conditions of the deal between the Parties are those established in this Agreement, and therefore they supplement the provisions of the Transporter’s Manual.

(e)	The following documents are integral part of the Agreement:

Annex A Definitions

Annex B Entry and Exit Points

Annex C Quality of the Crude Oil to be Transported

Annex D Model of the Stand - By Letter of Credit

Annex E Direct Payment Terms and Conditions (Clause 13)

(F)	Likewise, all the norms and procedures that Cenit has established for the performance of the activities the subject of this Agreement are integral part of this Agreement, including CENIT’S Transporter’s Manual, CENIT’S Compliance Manual, CENIT’S Corporate Governance Manual, as well as CENIT’S Ethics Code.

Section 24.02	– Amendments

Only the amendments to this Agreement that are evidenced in a document signed by both Parties will be valid. The Transporter’s Manual may be mended by Cenit according to the regulations in force, and its changes are binding once informed to the Sender.

[SPACE INTENTIONALLY LEFT BLANK]

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Crude Oil Transportation Agreement Ship and Pay

In witness thereof, it is signed in two (2) identical counterparts, in the city of Bogotá D. C., on the first day of the month of December of 2014.

CENIT	THE SENDER

/s/ Eugenio Gomez Hoyos	/s/ Adrian Coral

EUGENIO GÓMEZ HOYOS	ADRIAN CORAL
C.C. No. 79.121.780 of Fontibón	C.C. No. 79.601.050
General Attorney	Legal Representative

/s/ Alejandra Escobar

ALEJANDRA ESCOBAR
C.C. 52.646.943
Legal Representative

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Contrato de Descargue de Crudo
Attachment C
Entry and Exit Point

Annex A
Definitions

The Definitions contained in this Annex A will be applied to the Agreement and to any addendum signed, as well as to any other Annex or communication crossed between the Parties. Likewise, the Definitions in the Transporter’s Manual are part of the Agreement.

Affiliate: Means, in respect of any person, any other person, directly or indirectly Controlled by said person, Controller of said person or subject to the common Control of said person.

Cenit: Has the meaning established in the heading of this Agreement.

Additional Capacity: Capacity that corresponds to the volumes in excess of the Sender’s Contracted Capacity.

Sender’s Contracted Capacity: Has the meaning determined in Section 3.05 of this Agreement.

Released Capacity: For a Month of Operation, it means the portion of the Sender’s Contracted Capacity and / or capacity of the owner that the senders or owners are willing to cede in the Secondary Market in the terms prescribed in the regulations in force, in this Agreement and in the Transporter’s Manual.

Not - Utilized Capacity: Has the meaning determined in Section 3.06.

Excess Capacity: Means, for a given period, the difference between the Effective Capacity and the addition of: (i) the capacity of the preemptive Right, (ii) the owner’s capacity; and (iii) the Pipeline’s contracted capacity.

Corporate Governance Code: It is the Corporate Governance Code of Cenit applicable to this Agreement.

Agreement: It is this Crude Oil Transportation Agreement.

Control: Means the capacity of one person to submit to its will the decisions of other person or persons. It is assumed if the subordination assumptions of articles 261 and 262 of the Colombian Commerce Code are present.

Crude Oil owned by the Sender: Means the Crude Oil produced by the Sender or its Affiliates and / or the Crude Oil acquired in any other way by the Sender and /or its Affiliates.

Quality Specifications: Means the Quality Specifications that the Crude Oil must have for its transportation through the Pipeline which are described in Annex C to the Agreement.

Execution Date: Haas the meaning given to said term in the heading of this Agreement.

Guarantee: Has the meaning determined in Section 6.01 of this Agreement.

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33

Crude Oil Transportation Agreement Ship and Pay

Transporter’s Manual: Is the document the purpose of which is to establish the general conditions for the transportation of Crude Oil owned by the senders through the Pipeline, fully applicable to this greement.

Secondary Market: Means the market whereby Senders and Third parties acquire Released Capacity offered in the BTO, by means of total or partial assignments of Released Capacity, entered into with Senders who have Sender’s Contracted Capacity.

NSV: Has the meaning determined in Section 5.05(a) of this Agreement.

Pipeline: Means the set of facilities and assets that make up the private – use system for the transportation and haulage of Crude Oil between Orito and Tumaco, according to the higher description set forth in Clause 3 of the Transporter’s Manual.

Party or Parties: Means Cenit or the Sender, or both, according to the context in which the term is used.

Debtor Party: Has the meaning determined in Clause 11(b) of this Agreement.

Grace Period: Has the meaning determined in Section 12.01Clause 12 of this Agreement.

Term for the Provision of the Service: Has the meaning determined in Section 4.01 of this Agreement.

Nomination Process: Is the Nomination Process established in the Transporter’s Manual that the Sender agrees to uphold by virtue of the Agreement.

Point of Entry: Will be the Points of Entry described in Annex B to this Agreement.

Exit Point: Will be the Exit Points described in Annex B to this Agreement.

Sender: Means GRAN TIERRA ENERGY COLOMBIA LTD as it has been identified at the beginning of the Agreement.

Service: Has the meaning determined in Section 3.01(a) of this Agreement.

Fee: Has the meaning determined in Section 5.03 of this Agreement.

Representative Market Rate: it is the economic indicator that discloses the daily level of the official foreign exchange rate in the Colombian spot foreign currency market, which corresponds to the arithmetic average of the weighed average U. S. Dollar sale and purchase rates of the interbank operations and transfers carried out by the intermediaries of the foreign exchange market that have been authorized by the Foreign Exchange Statute, and which is certified by the Financial Superintendence of Colombia.

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Crude Oil Transportation Agreement Ship and Pay

Declared Value: (i) For the Crude Oil of the Vasconia Blend type, it will be the average of the daily closing quotes for the Vasconia Crude Oil, as per the publication made by Argus during the Month of Operation, (ii) For the Crude Oil of the Castilla Blend type, it will be the average of the daily closing quotes for the Castilla Crude Oil, as per the publication made by Argus during the Month of Operation (in all cases, the arithmetic average will be used rounded to four decimal figures), and (iii) for Crude Oil other than those mentioned in sub - sections (i) and (ii) above, which does not have quotation in Argus or another similar publication , it will be determined using the Specific Gravity (SG) average, determined as a function of the API gravity , and sulphur contents (%S) of the Crude Oil to be assessed, according to the quality and quantity report of the Month of Operation, of the Crude Oil the price of which is to be determined, according to the following formula:

Price per Barrel in Dollars = b0 + (b1*SG) + (b2*%S)

Where:

b0 = Petroleum base price

b1 = price adjustment coefficient per SG

b2 = price adjustment coefficient per sulphur contents (%S)

The figures for b0, b1 and b2 utilized in this formula will be those obtained in the process of valuation if Crude Oils in the Volumetric Compensation by Quality of the reference Month of Operation, according to the routine procedures established by the Transporter.

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Crude Oil Transportation Agreement Ship and Pay

Annex B
Entry and Exit Points

1.	Orito – Tumaco Pipeline (OTA):

Point #	Type of Point	Point Name
1	Point of Entry	Orito : Main tanks’ entry valve
2	Exit Point	Tumaco: Main tanks’ entry valve

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Contrato de Descargue de Crudo
Annex J
Terms y Conditions del Pago Directo

Annex C
Quality of the Crude Oil to be Transported

PRODUCTS' PROPERTIES

PARAMETER	Norma ASTM	Unit
API	D-1298	°API min 60°F	28
		°API max 60°F	30
% BSW	D-4377/D-473	% vol	0,5
SALT	D - 3230	PTB	20
VISCOSITY	D - 445	Maximum in cSt 30°C	45
ACIDITY	D - 664	Maximum in mg KOH / g	0,8
RECEIPT TEMPERATURE		Maximum in °F	Not to exceed of 120°F
VAPOR PRESSURE	D - 323	Reid vapor Pressure	Not to exceed of 11 lb / Pug[2]
FLUIDITY POINT	D - 5853	No greater in °C	Not greater than 12°C

Quality Specifications of the Hydrocarbon

According to the provisions of the Transporter’s Manual:

•	The Quality of the Crude Oil set forth in this Annex, corresponds to the quality that the final blend of Crude Oil to be delivered by the Sender must have. In the event that the Crude Oil delivered by the Sender does not meet the Crude Oil Quality set forth in this Annex and that it requires the purchase of diluents to make blends or any other type of expense to make its transportation feasible, the Sender must request the approval of Cenit before the Delivery for transportation by Cenit.

•	It is the responsibility of the Sender to guarantee that it has the right to deliver or to make others deliver in its name the Crude Oil that Cenit receives at the Point of Entry. The Sender will hold Cenit harmless in good faith, released for responsibility for any claim, action or damage that could arise from lawsuits, claims or administrative, judicial and extrajudicial actions of third parties that dispute the ownership or possession of the Crude Oil being transported.

•	Cenit reserves the right to receive or not the Crude Oil Owned by the Sender that does not meet the minimum values specified; in case that it receives it, the Sender will pay to the Transporter the costs incurred in the analysis and in the eventual treatment of said Crude Oil to bring it to the specifications required or to implement the scheme required for its transportation.

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37

Crude Oil Transportation Agreement Ship and Pay

•	Cenit reserves the right to request, reject or approve the injection, at any point of the Pipeline of products such as corrosion inhibiters, fluidity point depressors, friction reducers or any other additive on the Crude Oil to be transported. The Sender will pay Cenit the costs incurred in the analysis and in the eventual treatment of this Crude Oil to bring it to the specifications required or to implement the scheme required for its transportation.

•	Cenit reserves the right to transport the Crude Oil Owned by the Sender that exceeds the limits determined by the Transporter for organic chloride, sand, dust, dirt, glues, impurities, other objectionable substances or other composites with physical or chemical characteristics that, in the exclusive determination of the Transporter, can mean that the Crude Oil is not easily transportable, may damage the Pipeline, or may interfere with the transportation and the delivery. The Sender will pay Cenit the costs incurred in the analysis and in the eventual treatment of this Crude Oil to bring it to the specifications required or to implement the scheme required for its transportation.

•	The Transporter, acting in a reasonable manner and in good faith, will have the right to suggest any change of the minimum quality specifications of the Crude Oil Owned by the Sender, from time to time, according to the operational practices, which may be necessary or adequate, including, but not limited to, to prevent material damages or the material degradation of the Effective Capacity of the Pipeline, to prevent personal injuries or damages to the property or the environment. Any change of specification must be subject to an express written agreement of the Parties.

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Crude Oil Transportation Agreement Ship and Pay

Annex D
Model of the Stand - By Letter of Credit

Letter of Credit No. [●]

ISSUANCE PLACE AND DATE:	[●]
END DATE:	[●]
NOMINAL VALUE:	US$ [●]
ISSUING BANK:	[●]
BENEFICIARY:	CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S.
PRINCIPAL:	[●]

Please be hereby advised that on account of [●] (the “Principal”), a company incorporated according to the laws of [●] the bank [●] (the “Bank”) we have issued in favor of Cenit TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S., with commercial registration No. 02224959 (the “Beneficiary”), irrevocable Stand - By Letter of Credit payable upon demand (the “Letter of Credit”) to back the payment of the obligations, money related or otherwise, of the Principal under the Crude Oil Transportation Agreement entered into with the Beneficiary and dated [●] (the “Agreement”), up to the face value set forth above (the “Guaranteed Obligations”).

This Letter of Credit will remain in force from the [●] of [●] of 20[●] until the date [●] ([●]) calendar days after the [●] of [●] of [●].

It is construed that the responsibility of the Bank, derived from this Letter of Credit, is limited, solely and exclusively, to the amounts and during the terms set forth in the heading of the Letter of Credit.

In case of default of the Principal of any or all of the Guaranteed Obligations, the Beneficiary, according to the provisions of the Agreement, must report such default to the Bank in its offices located at [●], within the term of this Letter of Credit. On the same date of receipt of the aforementioned communication by the Bank, the Bank will proceed directly to pay, in an unconditional manner to the order of the Beneficiary the sums of money set forth in the document of communication of the default on the part of the Beneficiary, without exceeding, at any time, of the total guaranteed value, against this Letter of Credit, in (i) pesos, the legal tender of the Republic of Colombia, or (ii) dollars of the United States of America. In case that the Beneficiary utilizes this Guarantee in a partial manner, the unused amount will continue guaranteeing the Guaranteed Obligations and it may be requested by the Beneficiary in case of default of the Principal up to the end date set forth above.

If no default communication as determined is received within the term of validity of this Letter of Credit, the Bank’s responsibility derived from it will cease.

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Crude Oil Transportation Agreement Ship and Pay

The communication in which the Bank is informed of the breach of the Guaranteed Obligations will consist of a document duly signed by the legal representative of the Beneficiary, in its condition as spokesperson of the Beneficiary, or whoever takes its place, expressing the Principal’s breach of the Guaranteed Obligations and requesting the total or partial payment of this Guarantee. Said communication must mention the number of this Letter of Credit and the amount for which it is being utilized. In case that the Beneficiary opts for utilizing this Letter of Credit in pesos, the legal tender of the Republic of Colombia, the amount of the nominal value of the Letter of Credit shall be translated at the Foreign Exchange Representative Market Rate certified by the Financial Superintendence of Colombia for the date in which the communication is sent to the Bank.

This document will be governed by the International Stand - by Practices (ISP98) of the International Chamber of Commerce.

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Crude Oil Transportation Agreement Ship and Pay

Annex E
Direct Payment Terms and Conditions (Clause 13)

In order to comply with the provisions of Law 1676 of 2013, and to proceed with the direct payment established in Clause 13 of this Agreement, the Parties agree the following:

1.	Maximum Amount Covered: The maximum amount covered by the guarantee given by the Sender, calculated according to the stipulations of Section 6.01 of this Agreement.

2.	Description of the Goods: The goods given as guarantee comprise all the Crude Oils delivered at the Point of Entry to Cenit and that are under the custody of Cenit for as long as the default of the Secured Obligations by the Sender persists, as well as the goods derived from or attributable to the same.

3.	Secured Obligations: The Sender guarantees with the aforementioned goods the compliance with each and all the obligations established in this Agreement, including, but not limited to, the payment of the Fee, the establishment and delivery of the Guarantee, when the same must be established according to the provisions of Clause 6 of this Agreement, and the obligations established in the Transporter’s Manual.

4.	Procedure: In the same way and without prejudice to the provisions contained in Article 60 of Law 1676 of 2013, the Parties agree to carry out the following procedure:

(a)	Five (5) Days after the partial or total default of an obligation guaranteed by the Sender, Cenit shall have the obligation to send a Provisional Notice to the Sender, giving it a term of ten (10) Days for the Sender to cure such default, paying all the interest accrued at the maximum rate allowed by the law.

(b)	Upon the expiration of the ten (10) – Day term without the Sender having complied with the obligation due, Cenit may proceed to settle its credit, including the interest that may have accrued, directly with the Crude Oil owned by the Sender for the amount of the valuation made according to the provisions of sub - paragraph (c) below.

(c)	The direct payment made by Cenit will be made considering the value resulting from the valuation made by an expert witness chosen by draw from the list established for those purposes by the Superintendence of Companies, which will be binding for the Sender and for Cenit and will be made at the time of delivery or appropriation of the Crude Oil by the Sender.

In the event that the value of the Crude Oils as determined by the Expert Witness exceeds the amount of the obligation due, Cenit must give back the respective balance, minus costs and expenses, at a point agreed by the parties by mutual consent.

* * *

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